                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT ("Agreement") is entered into as of February ___, 2002, by and between Turf Holding Inc. ("Turf"), Ming Capital Enterprises Inc. ("Ming") and Private Investment Company Ltd. ("Private") (Turf, Ming and Private hereinafter each a "Buyer" and collectively, "Buyers") and Alan Schram ("Selling Shareholder"). Buyers and Selling Shareholder are referred to severally herein as a "Party" and jointly as the "Parties".

                                   BACKGROUND

      WHEREAS, Selling Shareholder desires to sell to Buyers, and Buyers desire to purchase from Selling Shareholder the number of shares (the "Shares") of common stock, $.001 par value per share, of IDC Technologies Inc., a Nevada corporation (the "Company"), set forth on Schedule A annexed hereto and made a part hereof, under the terms and conditions as set forth herein.

      WHEREAS, it is intended that the Selling Shareholder shall resign as an officer and director of the Company and appoint one or more successor directors designated by Buyers on or before ________________, 2002.

      NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE OF SHARES

      1.1. SALE OF STOCK. Subject to the terms and conditions set forth in this Agreement, Selling Shareholder shall sell to each Buyer and each Buyer shall purchase severally and not jointly from Selling Shareholder the Shares set forth in Schedule A.

      1.2 CONSIDERATION. In consideration for the Shares, each Buyer shall pay to Selling Shareholder one-third of the aggregate sum of One Hundred Twenty Five Thousand Dollars ($125,000.00) ("Consideration") pursuant to the terms and conditions set forth in this Agreement.

      1.3 CLOSING.

            (a) The closing of the purchase and sale of the Shares under this Agreement (the "Closing") shall be held at the offices of KGL in New York, New York at such time as the parties shall mutually agree, but in any event on or before __________, 2002, unless the parties mutually agree to extend the closing deadline to a later date.

            (b) At the Closing

                  (i) Selling Shareholder shall transfer to Escrow Agent as such term is defined in that certain Escrow Agreement dated February ____, 2002, by and between Selling Shareholder and the Escrow Agent, good and marketable title to the Shares, free and clear of any and all liens, claims, encumbrances and adverse interests of any kind, by delivering to the Escrow Agent the certificates for the Shares in negotiable form, duly endorsed in blank, or with stock transfer powers attached thereto;

                  (ii) Selling Shareholder shall provide Escrow Agent with a etter of instruction ("Letter of Instruction") to the stock transfer agent of the Company in substantially the form shown in Exhibit A;

                  (iii) Buyers shall deliver to Selling Shareholder the Consideration;

                  (iv) Selling Shareholder shall deliver his resignation as an officer and director of the Company and his written appointment of one or more persons designated by Buyers as successor directors;

                  (v) Selling Shareholder shall cause to be made available the books and records of the Company, to Buyers; and

                  (vi) Selling Shareholder shall furnish the information delineated in Exhibit B regarding the Company's principal independent accountants.

At any time and from time to time after the Closing, the Parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

                                   ARTICLE II
              REPRESENTATIONS AND WARRANTIES OF SELLING SHAREHOLDER

      To the best of his knowledge, Selling Shareholder hereby represents and warrants to Buyers as follows:

      2.1. CORPORATE. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified. The certificate of incorporation and bylaws of the Company have been duly adopted and are current, correct and complete. The Company has all necessary corporate power and authority to own, lease and operate its assets and to carry on its business as it is now being conducted. The Company has no subsidiaries.

      2.2 AUTHORIZATION. Selling Shareholder has the requisite power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by Selling Shareholder and constitutes a valid and binding obligation of Selling Shareholder enforceable against Selling Shareholder in accordance with its terms.

      2.3 CAPITALIZATION AND STOCK OWNERSHIP. The total authorized capital stock of the Company consists of 51,500,000 shares of which 50,000,000 are shares of common stock par value $.001 per share, and 1,500,000 are shares of preferred stock par value $5.00 per share. The currently issued and outstanding capital stock of the Company consists of 4,993,726 shares of common stock and no shares of preferred stock. There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of the Company. All of the issued and outstanding shares of the Company's common stock are validly issued, fully paid and non-assessable.

      2.4 OPTION AGREEMENT. Following the consummation of this Stock Purchase Agreement and the cancellation of 3,840,000 Shares, Selling Shareholder shall own 60,000 Shares. Selling Shareholder has entered into an Option Agreement ("Option Agreement") with each Buyer for the sale of these Shares.

      2.5 TAXES. The Company (i) has filed with the appropriate governmental agencies all tax returns required to be filed on or before the date hereof and all such tax returns filed were true, correct and complete in all respects, and
(ii) has paid, all taxes shown on such tax returns. The Company has (i) duly paid or caused to be paid all taxes and all taxes shown on tax returns that are or were due, and (ii) provided a sufficient reserve on the balance sheet included in the Financial Statements for the payment of all taxes not yet due and payable. No deficiency in respect of any taxes which has been assessed against the Company remains unpaid, except for taxes being contested in good faith, and Selling Shareholder has no knowledge of any unassessed tax deficiencies or of any audits or investigations pending or threatened against the Company with respect to any taxes. The Company has not extended or waived the application of any applicable statute of limitations of any jurisdiction regarding the assessment or collection of any tax or any tax return.

      2.6 LEGAL PROCEEDINGS; COMPLIANCE WITH LAW; GOVERNMENTAL PERMITS.

            (a) There is no litigation that is pending or, to the knowledge of Selling Shareholder, threatened against the Company. To the knowledge of Selling Shareholder, the Company is and has been in compliance with all applicable laws, including applicable securities laws. To the knowledge of Selling Shareholder the Company has not received any written notice and no other communication has been received to the effect that it is not in compliance with any applicable laws. Selling Shareholder has no reason to believe that any presently existing circumstances are likely to result in violations of any applicable laws.

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            (b) The Company has all material consents, permits, franchises, licenses, concessions, registrations, certificates of occupancy, approvals and other authorizations of governmental authorities (collectively, the "Governmental Permits") required in connection with the operation of its business, all of which are in full force and effect. The Company has complied with all of its Governmental Permits.

      2.7 OWNERSHIP OF SHARES. Selling Shareholder is the beneficial owner of the Shares specified as pre-acquisition shares in Exhibit C and has sole management power over the disposition of the portion of the Shares to be sold by him. The Shares are free and clear of any liens, claims, encumbrances, and charges. The Shares have not been sold, conveyed, encumbered, hypothecated or otherwise transferred by Selling Shareholder except pursuant to this Agreement. Selling Shareholder has the legal right to enter into and to consummate the transactions contemplated hereby and otherwise to carry out his obligations hereunder.

      2.8 NO CONFLICTS. The execution, delivery and performance of this Agreement by Selling Shareholder and the consummation by Selling Shareholder of the transactions contemplated hereby does not and will not (i) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Selling Shareholder is a party, or (ii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Selling Shareholder or the Company are subject (including federal, state and other applicable securities laws and regulations).

      2.9 INDEBTEDNESS. Other than as shown on the Balance Sheet dated ___________ included in Exhibit D fiscal year ended December 31, 2001, the Company has incurred no (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the Company or lender under such agreement in the event of default are limited to repossession or sale of such property), (iii) obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which the Company is liable as lessee.

      2.10 BANK ACCOUNTS. Exhibit F sets forth a list of all of the Company's bank accounts and the authorized signatories thereof.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF EACH BUYER

      Each Buyer hereby represents and warrants to the Selling Shareholder as follows:

      3.1 CORPORATE. Each Buyer is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed.

      3.2 AUTHORIZATION. Each Buyer has the requisite power and authority to execute, deliver and perform this Agreement. Such execution, delivery and performance by each Buyer has been duly authorized by all necessary company action. This Agreement has been duly executed and delivered by each Buyer and constitutes a valid and binding obligation of each Buyer enforceable against each Buyer jointly or severally in accordance with its terms.

      3.3 NO CONFLICTS. The execution, delivery and performance of this Agreement by each Buyer and the consummation by each Buyer of the transaction contemplated hereby does not and will not (i) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which each Buyer is a party, or (ii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which any of the Buyers is subject (including federal and state securities laws and regulations).

      3.4 INVESTMENT REPRESENTATIONS.

            (a) None of the Buyers are underwriters. Each Buyer is acquiring the Shares from Selling Shareholder solely for investment and not with a view to, or for, resale in connection with any distribution;

            (b) Each Buyer understands the speculative nature of the purchase of the Shares and confirms that the Shares are suitable and consistent with each Buyer's investment program and that Buyer's financial position enables it to bear the risk of the investment, and that there may not be any public market for the Shares purchased herein;

            (c) Each Buyer understands that the Shares constitute "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, and understands that the Shares may not be sold in the absence of an effective registration or in reliance upon an exemption from registration, the availability of which is uncertain;

            (d) Each Buyer has had the opportunity to ask questions of the Company and Selling Shareholder and to receive additional information from the Company and Selling Shareholder to the extent that the Company and Selling Shareholder possessed such information, or could acquire it without unreasonable effort or expense to the extent necessary to evaluate the merits and risks of any investment in the Company. Further, each Buyer has been given: (1) All material books and records of the Company; and (2) all material contracts and documents relating to the proposed transaction.

                                   ARTICLE IV
                                 INDEMNIFICATION

      4.1 INDEMNIFICATION.

            (a) Selling Shareholder shall indemnify and hold harmless each Buyer, each Buyer's officers, directors, agents and employees to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and attorneys' fees) and expenses (collectively, "Losses"), as incurred, arising out of or relating to a breach or breaches of any representation, warranty, covenant or agreement by Selling Shareholder, as expressly set forth in this Agreement. For a period of one year from the date hereof, the breach or breaches of any representation, warranty, covenant or agreement by Selling Shareholder shall result in the exercise price of the Option Shares as defined in the Option Agreement being reduced to $.01 per share.

            (b) Buyers shall indemnify and hold harmless Selling Shareholder, and his agents to the fullest extent permitted by application law, from and against any and all Losses, as incurred, arising out of, or relating to, a breach or breaches of any representation, warranty, covenant or agreement by Buyers, as expressly set forth in this Agreement.

      4.2 CONDUCT OF INDEMNIFICATION PROCEEDINGS. Promptly after receipt by an indemnified party of notice of the commencement of any action asserting a claim based on any cause enumerated herein, the indemnified party shall, if it claims the benefits of indemnification pursuant to this Article IV with respect to such action, notify the indemnifying party of the commencement thereof. Upon receipt of such notice, the indemnifying party shall have the option of either assuming the defense of such action (and the cost thereof) with counsel reasonably satisfactory to both the indemnified and the indemnifying parties or participating in the defense of such action at the sole expense of the indemnifying party. In the event of the indemnifying party's assumption of the defense of such action, counsel selected by the indemnified party may at the election of the indemnified party participate in any such defense, at the sole expense of the indemnified party. No settlement or compromise to be paid by the indemnifying party shall be entered into without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.

      4.3 REMEDIES NOT EXCLUSIVE. The remedies provided in this Agreement shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

                                    ARTICLE V
                         CONDITIONS PRECEDENT TO CLOSING

      5.1 BUYERS' OBLIGATION TO CLOSE. Buyers shall not be obligated to close this transaction unless:

            (a) Each Buyer is satisfied with the condition of the Company following a due diligence review of the books, records, business and affairs of the Company. The Company agrees to provide each Buyer and their agents complete access to all of the Company's books, records and personnel for purposes of conducting Buyers' investigation.

            (b) There are no material liabilities on the books of the Company, other than as disclosed in the Company's financial statements for the fiscal year ended December 31, 2001, and there are no undisclosed or contingent liabilities.

            (c) There have been no changes in the Company's business or capitalization between the date of signing this Agreement and the date of Closing, other than as required herein.

            (d) All representations, covenants and warranties of Selling Shareholder contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though the same had been made on and as of the Closing Date. Any and all schedules and exhibits attached hereto or provided to each Buyer in conjunction with execution of this Agreement shall likewise be true and correct as of the Closing Date, and if there are any changes therein and such changes are approved by each Buyer, the same shall be amended or supplemented as appropriate, so that they shall be true as of the Closing Date.

            (e) Selling Shareholder shall have performed and satisfied all covenants and conditions required by this Agreement to be performed or satisfied by them on or prior to the Closing Date; and

            (f) No action or proceedings shall have been instituted or threatened prior to or at the Closing Date before any court or governmental body or authority pertaining to the acquisition by Buyers of the Shares to be transferred hereunder, the result of which could prevent or make illegal the consummation of such transfer.

      5.2 SELLING SHAREHOLDER'S OBLIGATION TO CLOSE. Selling Shareholder shall not be obligated to close this transaction unless:

            (a) Each Buyer shall have delivered the funds required for Closing as required pursuant to Section 1.2 hereof; and

            (b) Each Buyer shall have caused the Company to execute an anti-dilution agreement in a form which is mutually acceptable to Buyers and to Selling Shareholder, pursuant to which Selling Shareholder will be protected from having his ownership percentage reduced to no less than 1% of the issued and outstanding shares of the Company at any time prior and through the completion by the Company of a merger or business acquisition transaction. Buyers and Selling Shareholder will each be diluted on a pro rata basis for any additional stock issuances after the completion of said merger or business acquisition transaction.

                                   ARTICLE VI
                                 GENERAL MATTERS

      6.1 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties.

      6.2 GOVERNING LAW/VENUE. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements entered into and to be performed entirely within New York. Any dispute or controversy concerning or relating to this Agreement shall be exclusively resolved in the federal or state courts located in the City, County and State of New York, USA.

      6.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      6.4 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      6.5 NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or sent by overnight delivery by a nationally recognized overnight courier upon proof of sending thereof and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by written notice to the other parties.

      6.6 EXPENSES. Each of the Parties shall bear his or its own costs and expenses incurred with respect to the negotiation, execution, delivery, and performance of this Agreement.

      6.7 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Buyers and Selling Shareholder.

      6.8 ATTORNEY'S FEES. Notwithstanding anything herein to the contrary, in the event of a default by either party of its duties and obligations under this Agreement, the non-defaulting Party shall be entitled to recover from the defaulting Party, in addition to all other damages and relief, all of its reasonable attorney's fees and costs, in addition to the reasonable costs of any expert witnesses.

      6.9 ENTIRE AGREEMENT. This Agreement represents and constitutes the entire agreement and understanding between the parties with regard to the subject matter contained herein. All prior agreements, understandings and representations are hereby merged into this Agreement.

      6.11 SURVIVAL. The representations and warranties of Selling Shareholder and Buyers and the agreements and covenants of the parties contained in this Agreement, including without limitation the indemnification provisions set forth in Article IV, shall survive the Closing for a period of 12 months.

      IN WITNESS WHEREOF, this Agreement of nine (9) pages has been executed by the Parties hereto as of the day and year first written above.

SELLING SHAREHOLDER:

      /s/ Alan Schram
      ---------------------
      Alan Schram

BUYERS:                                       MING CAPITAL ENTERPRISES
                                              INC.
      Turf Holding Inc.

      By:   /s/ Anthony A. McKinney           By:   /s/ Marco Montanari
            ----------------------------            ----------------------------
            Anthony A. McKinney                     Marco Montanari
            President and Director                  President and Director

                                              Private Investment Company Ltd.

                                              By:   /s/ Martin Christen
                                                    ----------------------------
                                                    Martin Christen
                                                    President and Director

                                   SCHEDULE A

             BUYER                NUMBER OF SHARES
-------------------------------   ----------------
Turf Holding Inc.                     300,000
Ming Capital Enterprises Inc.         300,000
Private Investment Company Ltd.       300,000